                                                                    EXHIBIT 99.3
                                Stamps.com Inc.

                                      and

                           Rocket Acquisition Corp.


                                January 6, 2000



Brobeck, Phleger & Harrison LLP
38 Technology Drive
Irvine, CA 92618


Venture Law Group,
 a Professional Corporation
4750 Carillion Point
Kirkland, WA 98033

     Re: Merger pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of October 22, 1999, among Stamps.com Inc., a Delaware corporation ("Parent"), Rocket Acquisition Corp., a Washington corporation ("Merger Sub"), and iShip.com, Inc., a Washington corporation ("Target")

Ladies and Gentlemen:

          This letter is supplied to you in connection with your rendering of opinions pursuant to the Agreement regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

A.  Representations

          After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are now true and will continue to be true through the Effective Time of the Merger:

          1. Pursuant to the Merger, Merger Sub will merge with and into Target, and Target will acquire all of the assets and liabilities of Merger Sub. At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Target immediately prior to the Merger and at least ninety percent (90%) of the fair market value of the net assets and at least seventy (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by Target after the Merger. For the purpose of determining the percentage of Target's and Merger Sub's net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Target or Merger Sub, as the case may be,

                 Stamps.com Inc. and Rocket Acquisition Corp.


Brobeck, Phleger & Harrison LLP                                 January 6, 2000
Venture Law Group                                                        Page 2


immediately prior to the Merger but not by Target subsequent to the Merger: (i) assets disposed of by Target or Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Target or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Target regarding the Merger (the "Pre-Merger Period")), (ii) assets used by Target or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Target or Merger Sub to make payments to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock and (iv) assets used by Target or Merger Sub to make distribution, redemption or other payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto;

          2. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

          3.  Prior to the Merger, Parent will be in "Control" of Merger Sub.
As used herein, "Control" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

          4. Merger Sub has been formed solely to consummate the Merger and, prior to the Effective Time, Merger Sub has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Parent);

          5. In the Merger, all shares of Target stock will be exchanged solely for voting stock of Parent, except to the extent of cash paid to dissenting Target shareholders and cash paid in lieu of fractional shares in accordance with the terms of the Agreement, and the shares of Target stock that are exchanged solely for Parent voting stock will represent Control of Target;

          6. Parent has no plan or intention to cause Target to issue additional shares of stock after the Merger or take any other action that would result in Parent losing Control of Target;

          7. Except for transfers described in both Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.368-2(k), Parent has no current plan or intention to
(i) liquidate Target; (ii) merge Target with or into

                 Stamps.com Inc. and Rocket Acquisition Corp.

Brobeck, Phleger & Harrison LLP                                January 6, 2000
Venture Law Group                                                       Page 3


another corporation other than into Parent in a transaction qualifying as a reorganization under Section 368(a)(1(A) of the Code; (iii) sell, distribute or otherwise dispose of Target stock; or (iv) sell or otherwise dispose of (if Target is merged into Parent), or cause Target to sell or otherwise dispose of, any of Target's assets (or any assets acquired from Merger Sub) except for dispositions made in the ordinary course of business or payment of expenses incurred by Target pursuant to the Merger (including payments made to dissenting Target shareholders and payments with respect to fractional shares);

          8. In the Merger, Merger Sub will have no liabilities assumed by Target and will not transfer to Target any assets subject to liabilities;

          9. Parent intends that Target (or Parent if Target is merged into Parent) will continue the historic business of Target following the Merger;

          10. Neither Parent nor any current or former subsidiary of Parent owns, or has owned during the past five (5) years, directly or indirectly, any shares of Target stock, or the right to acquire or vote any such shares (except such rights as are granted in the Agreement);

          11. Neither Parent nor Merger Sub is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

          12. Neither Parent nor Merger Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

          13. Neither Parent (or any agent of Parent) nor any "related person" with respect to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations (a) has purchased or will purchase any Target stock in connection with or in contemplation of the Merger, or (b) has purchased or will purchase any Parent stock issued in the Merger;

          14. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Target shareholders in lieu of fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Target shareholders in exchange for their shares of Target stock. The fractional share interests of each Target shareholder will be aggregated and no Target shareholder will receive cash in an amount greater than the value of one full share of Parent stock;

          15. At the Effective Time of the Merger, the fair market value of the Parent stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor, and the aggregate consideration received by Target shareholders in exchange for their Target stock will be approximately equal to the fair market value of all of the outstanding shares of Target stock immediately prior to the Merger;

                 Stamps.com Inc. and Rocket Acquisition Corp.

Brobeck, Phleger & Harrison LLP                             January 6, 2000
Venture Law Group                                                    Page 4


          16. No shares of Merger Sub have been or will be used as consideration or issued to shareholders of Target pursuant to the Merger;

          17. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger;

          18. There is no intercorporate indebtedness existing between Parent and Target or between Merger Sub and Target;

          19. Parent will assume no liabilities of Target or any Target shareholder in connection with the Merger;

          20. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm's-length negotiations;

          21. None of the payments received by any shareholder-employees of Target that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any shareholder-employees of Target in exchange for shares of Target stock are actually separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

          22. With respect to each instance, if any, in which shares of Target stock have been purchased by a shareholder of Parent (a "Shareholder") during the Pre-Merger Period (a "Stock Purchase"): (i) the Stock Purchase was not made by such Shareholder as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Shareholder pursuant to the Stock Purchase was not and will not be advanced, and was not and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such Shareholder or any other party required or obligated to surrender to Parent the Target stock acquired in the Stock Purchase, and neither such Shareholder nor any other party will be required to surrender to Parent the Parent stock for which such shares of Target stock will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger;

          23. Each of the representations made by Parent and Merger Sub in the Agreement and any other documents associated therewith is true and accurate; and

          24. The undersigned officer of each of Parent and Merger Sub is authorized to make all of the certifications and representations on behalf of Parent and Merger Sub, respectively, set forth herein.

                 Stamps.com Inc. and Rocket Acquisition Corp.

Brobeck, Phleger & Harrison LLP                               January 6, 2000
Venture Law Group                                                      Page 5



B.  Reliance by You in Rendering Opinions;
    Limitations on Your Opinions

          1. The undersigned recognize that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreement and the documents related thereto and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

          2. The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                               Very truly yours,


                               Stamps.com Inc., a Delaware corporation



                               By  _____________________________________


                               Title  ____________________________________



                               Rocket Acquisition Corp., a Washington
                               corporation



                               By  _____________________________________


                               Title  ____________________________________